RP® FINANCIAL, LC.

Financial Services Industry Consultants

May 2, 2007

Board of Directors

Abington Mutual Holding Company

Abington Community Bancorp, Inc.

Abington Bancorp, Inc.

Abington Bank

180 Old York Road

Jenkintown, Pennsylvania 19046

Members of the Boards:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, the Form H-(e)1-S holding company application, and in the Form S-1 Registration Statement for Abington Bancorp, Inc., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Abington Bancorp, Inc.

Sincerely,

RP FINANCIAL, LC.

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